Exhibit 23.4

CONSENT OF COUNSEL

We hereby consent to the reference of this firm and to the inclusion of the summary of our opinion under the caption “Tax Consequences” in the Prospectus related to this Registration Statement on Form S-8 filed by ORBCOMM Inc. in respect of the ORBCOMM Inc. 2006 Long-Term Incentives Plan.

/s/ CHADBOURNE & PARKE LLP

30 Rockefeller Plaza
New York, New York 10112
December 21, 2006